UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 9, 2017

RELM Wireless Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32644	59-3486297
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7100 Technology Drive, West Melbourne, FL		32904
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (321) 984-1414

N/A
______________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2017, Donald F.U. Goebert, a member of the Board of Directors (the “Board”) of RELM Wireless Corporation (the “Company”), tendered a letter of resignation from the Board, effective immediately, which was accepted by the Board. There was no disagreement between Mr. Goebert and the Company on any matter relating to the Company’s operations, policies or practices.

On the same day, the Board appointed General E. Gray Payne, age 69, to the Board, effective immediately, to fill the vacancy created by Mr. Goebert’s resignation. The Board has determined that General Payne qualifies as an independent director of the Company. General Payne has been appointed to the audit committee of the Board.

General Payne, age 69, has served as Senior Vice President of The Columbia Group (“TCG”), where he has been responsible for managing the Marine Corps Programs Division (since September 2010) and the Navy Programs Division (since October 2013), with combined revenue of approximately $29 million.  TCG is a federal consulting firm working with the Department of Defense, Department of Homeland Security, NOAA and private clients.  TCG consults in the areas of logistics, acquisitions, program management, information technology, training, marine architecture and engineering, and command and control systems.  Since December 2011, General Payne has also provided consulting services to and served on the Advisory Council of Marstel-Day, LLC, located in Fredericksburg, Virginia, which consults in the areas of conservation, environmental compliance, and encroachment.  Prior to September 2010, General Payne was on active duty with the Marine Corps for 10 years, retiring as a Major General.  Prior to March 2001, he worked with a number of companies in various capacities, including as a management consultant, Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer.  General Payne currently serves on two non-profit boards: The Marine Corps Association (since 2004) and the Marine Corps Association Foundation (since 2010). He brings extensive strategic, operational and leadership experience to the Board.

There is no agreement or understanding between General Payne and any other person pursuant to which he was elected to the Board. General Payne is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

General Payne will participate in the standard non-employee director compensation arrangements, which are currently as described in the Company’s proxy statement for its 2016 Annual Meeting of Shareholders, including to the extent applicable: (a) an annual retainer of $8,000; (b) $1,000 for each Board meeting attended in person; (c) $500 for each Board meeting attended by telephone; (d) $250 for attendance of each committee meeting, which is held in conjunction with a Board meeting; (e) $500 for attendance of each committee meeting, which is not held in conjunction with a Board meeting; (f) an annual committee chair retainer of $1,000; and (g) an annual stock option grant to purchase 5,000 shares of the Company’s common stock. General Payne has also received an initial stock option grant to purchase 5,000 shares of the Company’s common stock upon his appointment to the board. All non-employee directors are entitled to reimbursement of reasonable expenses incurred by them in connection with their attendance of meetings of the Board or any committee of the Board on which they serve or otherwise in furtherance of our business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELM WIRELESS CORPORATION

Date: January 10, 2017	By:	/s/ William P. Kelly
William P. Kelly
Chief Financial Officer